Exhibit 10.01

TERMINATION OF LICENSE AND

TRANSFER OF ASSET AGREEMENT

This Termination of License and Transfer of Asset Agreement ("Agreement") is entered into as of May 12, 2015 by and among il2m International Corp., a Nevada corporation (the "Company"), il2m Inc., a Nevada corporation and the wholly-owned subsidiary of the Company ("Il2m") and il2m Global Limited, a Belize corporation ("il2m Global").

RECITALS:

WHEREAS on April 27, 2015, the Board of Directors and majority shareholders of il2m International Corp., a Nevada corporation and the parent corporation of il2m, believing it to be in the best interests of the Company and its shareholders, approved the termination (the "Termination") of that certain license agreement entered into between il2m Global and il2m (the "License Agreement"); .

WHEREAS In accordance with the terms and provisions of the License Agreement, il2m Global granted to il2m the exclusive right and license worldwide to use certain products and services, including the right to use, display and operate the online work as an interactive web site provider, providing or enabling access by multiple users to chat rooms, message boards, wikis, blogs, as a review site, aggregation site, file sharing site, social networking site, and posting and pinning site copyrights, trademarks, domain names, trade names, trade secrets and confidential information related to the online work (the "Intellectual Property"), and which il2m desires to transfer to il2m Global (the "Transfer");

WHEREAS il2m, the Company and il2m Global wish to set forth their agreement relating to the Termination and the Transfer.

NOW THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. In accordance with Section 9 of the License Agreement, il2m and il2m Global hereby agree to the Termination and the Transfer effective as of the date above. il2m further agrees to return 124,100,000 shares of common stock to the Company for cancellation and return to treasury.

2. Each of il2m, il2m Global and the Company represent and acknowledge that the execution and delivery of this Agreement is within the power of il2m, il2m Global and the Company, and each has been duly authorized by all necessary corporate action and does not: (i) require the consent of any other person or party; (ii) contravene or conflict with any provision of applicable law or the certificate of incorporation or other corporate agreement; or (iii) contravene or conflict with or result in a default under any other instrument or contract to which either is a party.

3. Each of il2m, il2m Global and the Company shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Termination and Transfer.

4. This Agreement shall be effective as of the date first above written and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

IL2M INC.

Date: May __, 2015	By:
President/Chief Executive Officer

IL2M GLOBAL LTD.

Date: May __, 2015	By:
President/Chief Executive Officer

IL2M INTERNATIONAL CORP.

Date: May __, 2015	By:
President/Chief Executive Officer